UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K/A

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):  May 28, 2014

Rockwood Holdings, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-32609	52-2277366
(Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)

100 Overlook Center

Princeton, New Jersey 08540

(Address of registrant’s principal executive office)

(609) 514-0300

(Registrant’s telephone number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registration under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Item 2.01 Completion of Acquisition or Disposition of Assets.

This current report on Form 8-K/A of Rockwood Holdings, Inc. (“Rockwood” or the “Company”) is being filed to amend the Form 8-K filed on June 2, 2014 to include (i) the audited consolidated financial statements of Windfield Holdings Pty. Ltd. (“Windfield”), which is the parent of Talison Lithium Pty. Ltd. (“Talison”), a company domiciled in Australia, and a subsidiary of Chengdu Tianqi Industry Group (“Tianqi”) as of December 31, 2013 and for the period from March 26, 2013 to December 31, 2013, and (ii)  the unaudited pro forma financial information giving effect to the completed purchase by RT Lithium Limited, a wholly-owned subsidiary of Rockwood of a 49% equity interest in Windfield as of March 31, 2014 and for the three months ended March 31, 2014 and the year ended December 31, 2013.

Item 9.01 Financial Statements and Exhibits.

(a) Financial statements of business acquired.

The following audited consolidated financial statements of Windfield as of December 31, 2013 and for the period from March 26, 2013 to December 31, 2013 are set forth herein beginning on page 3 of this report:

Consolidated statement of profit or loss and other comprehensive income for the period from March 26, 2013 to December 31, 2013

Consolidated statement of financial position as of December 31, 2013

Consolidated statement of changes in equity for the period from March 26, 2013 to December 31, 2013

Consolidated cash flow statement for the period from March 26, 2013 to December 31, 2013

Notes to the financial statements for the period from March 26, 2013 to December 31, 2013

Independent Auditors’ Report

(b) Pro forma financial information.

The following unaudited pro forma financial information of the Company as of March 31, 2014 and for the three months ended March 31, 2014 and the year ended December 31, 2013 is set forth herein beginning on page 36 of this report:

Pro forma condensed consolidated balance sheet as of March 31, 2014 (unaudited)

Notes to pro forma condensed consolidated balance sheet (unaudited)

Pro forma condensed consolidated statement of operations for the three months ended March 31, 2014 (unaudited)

Notes to pro forma condensed statement of operations (unaudited)

Pro forma condensed consolidated statement of operations for the year ended December 31, 2013 (unaudited)

Notes to pro forma condensed consolidated statements of operations (unaudited)

WINDFIELD HOLDINGS PTY LTD

General Purpose Consolidated Financial Report

26 March 2013 to 31 December 2013

Expressed in thousands of Australian dollars (A$000) unless otherwise stated

Consolidated statement of profit or loss and other comprehensive income

For the period from 26 March 2013 to 31 December 2013

	Note	A$’000
Sales revenue		120,392
Cost of sales		(109,669)
Other income		506
General and administration expenses		(6,667)
Other expenses		(328)
Operating profit		4,234

Business combination expenses	3	(34,370)

Financial income		5,095
Financial expenses		(4,067)
Net finance income	5	1,028

Loss before income tax		(29,107)

Income tax expense	6	(1,348)

Loss for the period		(30,455)

Other comprehensive income/(loss)
Items that may be reclassified subsequently to profit or loss
Net change in fair value of cash flow hedges, net of tax		(55)
Equity accounted foreign currency translation differences		1,408
Other comprehensive income for the period		1,353

Total comprehensive loss for the period		(29,102)

The above consolidated statement of profit or loss and other comprehensive income should be read in conjunction with the accompanying notes

Consolidated statement of financial position

As at 31 December 2013

	Note	A$’000
ASSETS
Current assets
Cash and cash equivalents	21	103,464
Trade and other receivables	7	17,830
Inventories	8	36,723
Other assets		10
Total current assets		158,027

Non-current assets
Property, plant and equipment	9	640,992
Intangible assets	10	8,582
Equity accounted investment	11	29,536
Deferred tax assets	12	14,842
Total non-current assets		693,952

Total assets		851,979

LIABILITIES
Current liabilities
Trade and other payables	13	15,660
Interest-bearing liabilities	14	459
Tax payable		16,072
Provisions	15	37,298
Other liabilities		13
Total current liabilities		69,502

Non-current liabilities
Interest-bearing liabilities	14	771
Provisions	15	17,996
Total non-current liabilities		18,767

Total liabilities		88,269

Net assets		763,710
EQUITY
Share capital	16	792,944
Reserves		1,353
Accumulated losses		(30,587)

Total equity		763,710

The above consolidated statement of financial position should be read in conjunction with the accompanying notes

Consolidated statement of changes in equity

For the period from 26 March 2013 to 31 December 2013

		Share capital	Equity accounted translation reserve	Hedging reserve	Accumulated losses	Total Equity
	Note	A$’000	A$’000	A$’000	A$’000	A$’000
Balance as at 26 March 2013	16	792,944	—	—	(132)	792,812
Total comprehensive income/(expense) for the period
Loss for the period		—	—	—	(30,455)	(30,455)
Net change in fair value of cash flow hedges, net of tax		—	—	(55)	—	(55)
Foreign currency translation		—	1,408	—	—	1,408
Total comprehensive income/(expense) for the period		—	1,408	(55)	(30,455)	(29,102)
Balance as at 31 December 2013		792,944	1,408	(55)	(30,587)	763,710

The above consolidated statement of changes in equity should be read in conjunction with the accompanying notes

Consolidated cash flow statement

For the period from 26 March 2013 to 31 December 2013

	Note	A$’000
Cash flows from operating activities
Cash receipts from customers		129,124
Cash paid to suppliers and employees		(75,652)
Interest paid		(52)
Interest received		2,026
Other income		332
Net cash inflow from operating activities	21	55,778

Cash flows from investing activities
Proceeds from sale of property, plant and equipment		384
Payments for property, plant and equipment		(6,774)
Payments for intangibles		(3,732)
Payments for exploration and evaluation expenditure		(571)
Acquisition of subsidiaries, net of cash acquired		(531,361)
Net cash outflow from investing activities		(542,054)

Cash flows from financing activities
Repayment of borrowings		(24,265)
Payments for borrowing costs		(156)
Payments for finance lease liabilities		(277)
Net cash outflow from financing activities		(24,698)

Net decrease in cash and cash equivalents		(510,974)

Cash and cash equivalents at beginning of period		613,708
Effects of exchange rate fluctuation on cash held		730
Cash and cash equivalents at 31 December 2013		103,464

The above consolidated cash flow statement should be read in conjunction with the accompanying notes.

Notes to the financial statements

For the period from 26 March 2013 to 31 December 2013

1      Reporting Entity

Windfield Holdings Pty Ltd (the “Company” or “Windfield”) is a company domiciled in Australia. The address of the Company’s registered office is Level 4, 37 St Georges Terrace, Perth, Western Australia 6000.

The consolidated financial report of the Company as at and for the period from 26 March 2013 to 31 December 2013 comprises the Company and its subsidiaries (together referred to as the “Group”). The Group is primarily involved in the mining, development and exploration of mineral properties in Australia and exploration of mineral properties in Chile.

2      Basis of preparation

(a)   Statement of compliance

The consolidated financial statements have been prepared in accordance with International Financial Reporting Standards (IFRSs) issued by the International Accounting Standards Board (IASB) for the purposes of assisting Rockwood Holdings Inc meet its filing obligations with the Securities and Exchange Commission, following its acquisition of a 49% interest in Windfield on 28 May 2014.

These financial statements reflect the financial performance, cash flows and financial position of the Group following the acquisition of Talison Lithium Limited (“Talison”) on 26 March 2013. The Company was incorporated on 21 September 2012 and essentially did not trade before the acquisition of Talison. Comparatives are therefore not presented.

The consolidated financial statements were authorised for issue by the Board of Directors on 31 July 2014.

Details of the Group’s accounting policies, including changes during the period, are included in Note 24.

(b)   Basis of measurement

The consolidated financial statements have been prepared on an historical cost basis except for derivative financial instruments which are measured at fair value.

(c)   Functional and presentation currency

Items included in the financial statements of the Group are measured using the currency of the primary economic environment in which the entity operates (“the functional currency”). The functional currency of the Australian operations is Australian dollars (“A$” or “AUD”). The functional currency of the Chilean joint venture is Chilean Pesos (“CLP”). The consolidated financial statements are presented in A$.

(d)   Use of estimates and judgements

The preparation of financial statements in conformity with IFRSs requires management to make judgements, estimates and assumptions that affect the application of accounting policies and the reported amounts of assets, liabilities, income and expenses. Actual results may differ from these estimates.

Estimates and underlying assumptions are reviewed on an ongoing basis. Revisions to accounting estimates are recognised in the period in which the estimates are revised and in any future periods affected.

The areas involving a higher degree of judgement or complexity, or areas where assumptions and estimates are significant to the financial statements are disclosed in Note 25.

Notes to the financial statements

For the period from 26 March 2013 to 31 December 2013

3                 Acquisition of subsidiary

On 26 March 2013, the Group acquired 80.01% of the shares and voting interests of Talison. As a result, the Group’s equity interest in Talison, which is primarily involved in the mining, development and exploration of mineral properties in Australia and exploration of mineral properties in Chile, increased from 19.99% to 100%. The primary reason for the acquisition was to enable the Group’s ultimate parent company, Chengdu Tianqi Industry Group (“Tianqi”) to secure supply of raw material.

The following summarises the consideration transferred, and the recognized amounts of assets acquired and liabilities assumed at the acquisition date:

	Note	A$’000

Identifiable assets acquired and liabilities assumed
Property, plant and equipment		650,058
Intangible assets		4,973
Deferred tax assets		16,034
Equity accounted interest in joint venture		27,550
Inventories		67,105
Trade receivables	(b)	17,988
Other receivables	(b)	1,929
Prepayments		254
Cash and cash equivalents		82,295
Derivative financial instruments		1,634
Loans and borrowings		(25,342)
Rehabilitation provision		(19,846)
Trade and other payables		(13,076)
Employee benefits		(5,465)
Income tax payable		(15,996)
		790,095

Fair value of pre-existing interest	(a)(i)	156,239
Cash – consideration	(a)(ii)	633,856
		790,095

(a)   Consideration transferred

(i)    Pre-existing interest – initial 19.99% investment

Consideration for the acquisition of 19.99% of Talison includes $152.398 million that was paid prior to 26 March 2013 and $3.841 million that was paid after 26 March 2013. The re-measurement of this pre-existing interest to fair value did not result in a gain or loss.

(ii)   Subsequent 80.01% investment

Consideration for the acquisition of 80.01% of Talison includes a $24.041 million deposit paid prior to 26 March 2013 with the remaining $609.815 million paid on 26 March 2013.

(b)   Receivables acquired

The fair value and gross contractual amount of receivables acquired by the Group are the same as the book value at the acquisition date. All acquired receivables are expected to be collectible.

(c)   Business combination expenses

The Group incurred business combination expenses of $34.370 million related to stamp duty, external legal fees, tax advice and due diligence costs during the period from 26 March 2013 to 31 December 2013.

Notes to the financial statements

For the period from 26 March 2013 to 31 December 2013

4                 Segment reporting

(a)         Reportable segments

The Company operates in the lithium exploration and production operating segment within the following geographical segments:

Australia

The Group maintains a registered office in Perth and operates the Greenbushes lithium mine.

Chile

The Group conducts exploration of its project in Chile via its equity accounted joint venture (refer to Note 11).

(b)         Information about reportable segments

Segment profit or loss for the period 26 March 2013 to 31 December 2013 and segment assets and liabilities at 31 December 2013 were as follows:

26 Mar 2013
to 31 Dec 2013
A$’000
Profit or loss
Australia	(29,107)
Chile	—
Consolidated profit before tax	(29,107)

Assets
Australia	822,424
Chile	29,555
Consolidated total assets	851,979

Liabilities
Australia	88,267
Chile	2
Consolidated total liabilities	88,269

The Chilean operation did not earn revenue during the period 26 March 2013 to 31 December 2013.

(c)          Major customers

Revenues from transactions with 2 single external customers each amounted to more than 10 per cent of the entity’s revenues. Revenues from the 2 major customers represented approximately A$54 million and A$19 million of the Group’s total revenues, respectively.

Notes to the financial statements

For the period from 26 March 2013 to 31 December 2013

5                 Income and expense

(a)         Finance and income expense

26 Mar 2013 to 31 Dec 2013 A$’000
Interest income on bank deposits	2,333
Net realised foreign exchange gain	1,933
Net unrealised foreign exchange gain	829
Finance income	5,095

Interest expense on financial liabilities measured at amortised cost	(2,017)
Unwind of discount on rehabilitation provision	(538)
Net realised loss on the settlement of foreign exchange derivatives	(375)
Net unrealised loss on foreign exchange derivatives through profit and loss	(1,137)
Finance expense	(4,067)

Net finance income	1,028

6                 Income tax

(a)         Income tax expense

26 Mar 2013
to 31 Dec 2013
A$’000

Current tax benefit	(34)
Under (over) provided in prior periods	190
Deferred tax expense relating to the origination and reversal of temporary differences	1,192
Total income tax expense in statement of profit or loss and other income	1,348

(b)         Income tax recognised in other comprehensive income

	26 Mar 2013 to 31 Dec 2013
		Tax
		(expense)	Net of
	Before tax	benefit	tax

Foreign currency translation differences on equity accounted joint venture	1,408	—	1,408
Cash flow hedges	(78)	23	(55)
	1,330	23	1,353

Notes to the financial statements

For the period from 26 March 2013 to 31 December 2013

(c)          Reconciliation of income tax expense to prima facie tax payable

26 Mar 2013 to 31 Dec 2013 A$’000

Loss before tax	(29,107)

Income tax benefit using the domestic corporation tax rate of 30%	(8,732)

Increase/(decrease) in income tax expense due to:
Business combination expenses	10,134
Other non-deductible / (deductible) items	(210)
Utilisation of deferred tax assets for tax losses previously not recognised	(34)
Under/(over) provided in prior periods	190

Income tax expense on profit/(loss) before tax	1,348

7                 Trade and other receivables

31 Dec 2013
A$’000

Current
Trade receivables	11,589
Other receivables	5,372
Prepayments	869
17,830

8                 Inventories

31 Dec 2013
A$’000

Current
Consumable stores	3,487
Work in progress	17,136
Finished goods	16,100
36,723

Notes to the financial statements

For the period from 26 March 2013 to 31 December 2013

9                 Property, plant and equipment

	Land and buildings	Plant and equipment	Mine properties and development	Capital works in progress	Total
Consolidated	A$’000	A$’000	A$’000	A$’000	A$’000

Period ended 31 December 2013
Acquisitions through business combinations	7,361	111,338	530,530	829	650,058
Additions	—	—	77	4,819	4,896
Deferred waste mining costs	—	—	2,947	—	2,947
Disposals – cost	—	(635)	—	—	(635)
Disposals – accumulated depreciation	—	402	—	—	402
Depreciation/amortisation expense	(141)	(4,543)	(6,359)	—	(11,043)
Decrease in rehabilitation asset	—	—	(5,633)	—	(5,633)
Transfers/reclassifications	13	1,369	—	(1,382)	—
Closing written down value	7,233	107,931	521,562	4,266	640,992

At 31 December 2013
Cost	7,374	112,072	527,921	4,266	651,633
Accumulated depreciation/amortisation	(141)	(4,141)	(6,359)	—	(10,641)
Net written down value	7,233	107,931	521,562	4,266	640,992

(i)                                    Leased plant and machinery

The Group leases plant and machinery under a number of finance lease agreements. At 31 December 2013, the net carrying amount of leased plant and machinery was $1.331 million.

(ii)                                Security

As per Note 14, assets with a carrying amount of $1.331 million have been pledged as security for lease finance provided to the Group.

10          Intangible assets

Consolidated	Software A$’000	Technology A$’000	Total A$’000
Period ended 31 December 2013
Acquisitions through business combinations	1,183	3,790	4,973
Additions	649	3,058	3,707
Amortisation expense	(98)	—	(98)
Closing written down value	1,734	6,848	8,582

At 31 December 2013
Cost	1,832	6,848	8,680
Accumulated amortisation	(98)	—	(98)
Net written down value	1,734	6,848	8,582

Notes to the financial statements

For the period from 26 March 2013 to 31 December 2013

11          Equity accounted investment in joint venture

The Group has a 50% interest in Salares de Atacama Sociedad Contractual Minera (“SALA”), a company that holds a group of concessions in Region III, Chile. SALA has no liabilities and its only asset, after fair value adjustments, is this exploration and evaluation asset. The parties to the joint venture equally bear the costs of maintaining the concessions SALA holds. The Group considers that it has joint control of SALA and that SALA is a joint venture under IFRS 11 Joint Arrangements. The Group’s investment in SALA is measured using the equity method.

The movement in the equity accounted investment is attributable to the following:

26 Mar 2013 to 31 Dec 2013 A$’000
Acquisitions through business combinations	27,550
Share of gains/losses during the period	—
Additional joint venture investment	563
Effect of movements in foreign exchange	1,423
Carrying amount at end of the period	29,536

12          Deferred tax assets / (liabilities)

(a)                                 Recognised deferred tax assets and liabilities

Deferred tax assets and liabilities are attributable to the following:

31 Dec 2013 A$’000
Cash	(3)
Trade and other receivables	(261)
Inventories	10,869
Foreign currency derivatives	1
Property, plant and equipment	(5,668)
Intangibles	(2,092)
Trade and other payables	605
Provisions	6,454
Share issue costs	660
Attempted initial public offering costs	4,193
Tax losses recognised	84
Net deferred tax asset (liability)	14,842

13          Trade and other payables

31 Dec 2013
A$’000
Current
Trade payables	7,905
Accrued expenses	7,755
15,660

Notes to the financial statements

For the period from 26 March 2013 to 31 December 2013

14          Interest-bearing liabilities

		31 Dec 2013
	Note	A$’000

Current	(i)	459
Lease liabilities		459

Non-current	(i)	771
Lease liabilities		771

(i)                                    Lease liabilities

The Group’s lease liabilities are secured by leased assets with a carrying value of $1.331 million, and in the event of default, the relevant leased assets revert to the lessor.

Lease liabilities of the Group are payable as follows:

	Future minimum Lease payments A$’000	Interest A$’000	Principal A$’000
Less than one year	525	66	459
Between one and five years	798	27	771
	1,323	93	1,230

(ii)                                Bank guarantees

The Commonwealth Bank of Australia has issued bank guarantees on the Group’s behalf totaling $4.033m in respect of certain rehabilitation and supplier requirements, which are secured by the Australian assets of the Group.

15          Provisions

31 Dec 2013
A$’000

Current
Employee entitlements	3,519
Stamp Duty	33,779
37,298
Non-current
Employee entitlements	3,425
Rehabilitation	14,751
17,996

Notes to the financial statements

For the period from 26 March 2013 to 31 December 2013

The movement in the rehabilitation provision from 26 March 2013 to 31 December 2013 is set out below:

31 Dec 2013
A$’000
Carrying amount assumed in a business combination	19,846
Reduction in provision	(5,633)
Rehabilitation and restoration accretion expense	538
Balance at 31 December 2013	14,571

The rehabilitation provision is an estimate of the value of future costs for dismantling and removing items from, and restoring and rehabilitating, the Greenbushes mine site.

16          Share capital and reserves

(a)         Movements in share capital

			Number of	Total
Date	Description	Note	shares	A$’000

	Class A ordinary shares with voting rights	(c)	179,829,668	179,245
	Convertible notes	(d)	363,593,825	340,380
	Class B ordinary shares with voting rights	(c)	96,831,359	90,649
	Class B ordinary shares without voting rights	(c)	195,127,661	182,670
26 Mar 2013	Opening balance (i)		835,382,513	792,944

31 Dec 2013	Closing balance		835,382,513	792,944

(i)                                    Equity was raised by the Company prior to 26 March 2013.

(b)              Dividends

No dividends have been paid or declared by the Group to members during the period up to the date of this report.

(c)               Ordinary shares

All classes of ordinary shares have no par value and are fully paid ordinary shares. They entitle the holder to participate in dividends and the proceeds on winding up of the Company in proportion to the number of and amounts paid on the shares held.

Class A ordinary shares with voting rights have the same rights as Class B ordinary shares with voting rights, except that Class A ordinary shareholders appoint 2 directors including the chair, whilst Class B ordinary shareholders appoint 1 director. In relation to other matters, on a show of hands every holder of Class A ordinary shares with voting rights and Class B ordinary shares with voting rights present at a meeting in person or by proxy is entitled to one vote and upon a poll each voting share is entitled to one vote.

Other than the right to vote, Class B ordinary shares without voting rights have the same rights as Class B ordinary shares with voting rights.

(d)              Convertible notes

Convertible notes are convertible on a 1 for 1 basis for Class A ordinary shares without voting rights at the election of the note holder. Convertible note holders have no right to redeem or cancel their convertible notes or right to receive any repayment of outstanding principal. Convertible notes only have the right to receive interest equal to the dividends and other distributions made by the Company on Class B ordinary shares without voting rights. Convertible notes mature on 22 March 2033.

Class A ordinary shares without voting rights will have the same rights as Class B ordinary shares without voting rights.

(e)               Translation reserve

The translation reserve comprises all foreign currency differences arising from the translation of the financial statements of foreign operations.

Notes to the financial statements

For the period from 26 March 2013 to 31 December 2013

(f)                Hedging reserve

The hedging reserve comprises the effective portion of the cumulative net change in the fair value of cash flow hedges to hedge transactions that have not yet affected profit or loss.

17          Related parties

(a)              Remuneration of Directors and Key Management Personnel

Director and key management personnel compensation comprised the following:

26 Mar to 31 Dec 13 A$’000
Short-term employee benefits	1,793
Post-employment benefits	77
Other long-term employee benefits	63
1,933

(b)              Other related party transactions

During the period from 26 March 2013 to 31 December 2013 the Company recognised revenue of $54.133 million from the sale of goods to it ultimate parent company, Chengdu Tianqi Industry Group, and its related entities. At 31 December 2013, $2.331 million was owed by the ultimate parent and its related entities to the Company. All transactions with related parties are priced on an arm’s length basis and are to be settled within 45 days of the date of the transaction. All balances are secured by letters of credit. No expense has been recognized for bad or doubtful debts in respect of amounts owed by the ultimate parent or its related entities.

18          Financial risk management

The Group has exposure to the following risks from its use of financial instruments:

•                  credit risk

•                  liquidity risk

•                  market risk

This note presents information about the Group’s exposure to each of the above risks, their objectives, policies and processes for measuring and managing risk, and the management of capital. Further quantitative disclosures are included throughout this financial report.

The Board of Directors of the Company has overall responsibility for the establishment and oversight of the risk management framework and for developing and monitoring risk management policies.

The Group’s risk management policies are established to identify and analyse the risks faced by the Group, to set appropriate risk limits and controls, and to monitor risks and adherence to limits. Risk management policies and systems are reviewed regularly to reflect changes in market conditions and the Group’s activities.

(a)         Credit risk

Credit risk is the risk of financial loss if a customer or counterparty to a financial instrument fails to meet its contractual obligations, and arises principally from the Group’s cash on deposit with financial institutions and receivables from customers.

(i)             Cash and cash equivalents

The Group places cash on deposit with different, recognised financial institutions in order to reduce the risk of default. As the institutions have a Moody’s rating of P-1 or P-2, the credit risk of default of the counterparties is considered low.

Notes to the financial statements

For the period from 26 March 2013 to 31 December 2013

(ii)             Trade and other receivables

The Group’s exposure to credit risk is influenced mainly by the individual characteristics of each customer and the country in which customers operate. A significant proportion of the Group’s revenue is attributable to: sales transactions with a single customer; and sales transactions with customers in China. The Group analyses each new customer for creditworthiness, including, where possible, a review of external credit ratings. If the Group is not able to satisfy itself of the creditworthiness of a customer then shipments are made under either a letter of credit from a recognised financial institution or on a prepayment basis. The majority of the Group’s revenue is derived from shipments made under a letter of credit from a recognised financial institution. Shipments not made under a letter of credit are insured against default.

(b)              Liquidity risk

Liquidity risk is the risk that the Group will not be able to meet its financial obligations as they fall due. The Group’s approach to managing liquidity is to ensure, as far as possible, that it will always have sufficient liquidity to meet its liabilities when due, under both normal and stressed conditions, without incurring unacceptable losses or risking damage to the Group’s reputation.

To reduce liquidity risk, in addition to cash and cash equivalents held, the Group maintains a facility that provides it access to proceeds from shipments made under a letter of credit, on a non-recourse basis, in advance of the expiry of trade credit terms afforded to its relevant customers. Interest is payable on discounted letters of credit at the rate of LIBOR plus 50 basis points.

(c)               Market risk

Market risk is the risk that changes in market prices, such as foreign exchange rates and interest rates will affect the Group’s income or the value of its holdings of financial instruments. The objective of market risk management is to manage and control market risk exposures within acceptable parameters, while optimising the return.

(i)                 Currency risk

The Group is exposed to currency risk on sales and purchases which are denominated in US Dollars (“USD”), whilst its functional currency is AUD.

The Group considers its USD purchases as providing a natural hedge of between 15% and 20% of its USD sales. The Group acquired AUD call options, forward exchange contracts and collars, which hedge its currency risk, as part of its acquisition of Talison, however no new foreign currency derivative contracts have been entered into since.

(ii)             Interest rate risk

At 31 December 2013, none of the Group’s interest-bearing liabilities charged a variable rate of interest.

(iii)         Other market price risk

The Group does not enter into contracts to mitigate commodity price risk other than to meet its expected usage and sale requirements; such contracts are not settled net.

(d)              Capital management

The Board’s policy in managing capital is to ensure that the Group continues as a going concern, and that its capital base is sufficiently strong so as to maintain investor, creditor and market confidence and to sustain future development of the business.

The capital base is considered to include the total equity plus borrowings of the Group, which at 31 December 2013, stood at A$764.940 million. In determining the funding mix of debt and equity (total borrowings/total equity), consideration is given to the relative impact of the gearing ratio on: the ability of the Group to service loan interest and repayment schedules; lending facility compliance ratios; and the ability of the Group to generate adequate free cash for corporate and exploration activities.

The payment of dividends is at the discretion of the Board of Directors.

Notes to the financial statements

For the period from 26 March 2013 to 31 December 2013

19               Financial instruments

(a)              Credit risk exposures

Credit risk represents the loss that would be recognised if a customer or counterparty fails to meet their contracted obligations.

(i)                 Profile

The carrying amount of the Group’s financial assets represents the maximum credit exposure. The Group’s maximum exposure to credit risk at the reporting date was:

	Note	31 Dec 13 A$’000

Financial assets/(liabilities)
Cash and cash equivalents	21	103,464
Trade and other receivables	7	17,830
Derivatives at fair value through equity		3
		121,297

No impairment losses in relation to the above financial instruments have been recognised during the period and no provision for impairment is recognised at balance date on the basis that all trade and other receivables are considered recoverable at the amounts stated.

(ii)             Trade receivables by geographic region

The Group’s maximum exposure to credit risk for trade and other receivables at the reporting date by geographic region was:

31 Dec 13 A$’000

Europe	6,736
Australia	6,326
China	2,331
America	2,228
Other regions	209
17,830

At 31 December 2013, the ageing of trade and other receivables was as follows. No receivables were impaired.

31 Dec 13 A$’000

Neither past due or impaired	17,411
Past due 1-30 days	419
17,830

Notes to the financial statements

For the period from 26 March 2013 to 31 December 2013

(b)              Liquidity risk exposures

The following are the contractual maturities of financial liabilities, including estimated interest payments and excluding the impact of netting agreements:

	Carrying amount	Contractual cash flows	6mths or less	6-12 months	1-2 years	2-5 years
	A$’000	A$’000	A$’000	A$’000	A$’000	A$’000

Trade and other payables	15,660	15,660	15,660	—	—	—
Tax payable	16,072	16,072	16,072	—	—	—
Lease liabilities	1,230	1,330	258	258	395	420
	32,962	33,062	31,990	258	395	420

(c)               Interest rate risk exposures

(i)                 Profile

At the reporting date the interest rate profile of the Group’s interest-bearing financial instruments was:

31 Dec 2013 A$’000

Fixed rate instruments
Financial assets	90,040
Financial liabilities	(1,230)
88,810
Variable rate instruments
Financial assets	13,424
Financial liabilities	—
13,424

(ii)             Cash flow sensitivity analysis for variable rate instruments

An increase/decrease of 100 basis points in interest rates at the reporting date would have decreased/increased profit and loss after tax for the reporting period by $0.094 million. This analysis assumes that all other variables remain constant.

(iii)         Fair value sensitivity analysis for fixed rate instruments

The Group does not account for any fixed rate financial assets and liabilities at fair value through profit and loss. Therefore a change in interest rates at the reporting date would not affect profit and loss.

(d)              Currency risk exposures

(i)                 Profile

Sales revenue of the Group is mainly denominated in US dollars. Given the predominately Australian dollar cost base of the business and a functional currency of Australian dollars, these US dollar sales create a foreign exchange exposure in terms of earnings and cash flow.

Notes to the financial statements

For the period from 26 March 2013 to 31 December 2013

The Group’s exposure to USD foreign exchange risk at reporting date and for the 12 months from reporting date was as follows, based on notional amounts:

31 Dec 2013 A$’000

Cash and cash equivalents	11,161
Trade receivables	11,587
Gross statement of financial position exposure	22,748

Estimated forecast receipts	175,766
Estimated forecast payments	(28,942)
Gross exposure	146,824
AUD call options, collars and forward contracts (1)	(15,646)
Net exposure	131,178

(1)              AUD call options maturing during the year from reporting date had a face value of US$7.9 million and an average strike of 1.048. AUD collars maturing during the year from reporting date had a face value of US$4.0 million an average cap of 1.06 and an average floor of 0.779. Forward contracts maturing during the year from reporting date had a face value of US$2.1 million and an average delivery rate of 0.889.

The following significant AUD/USD exchange rates applied during the period:

Reporting date spot	0.895
Average rate	0.947

(ii)             Fair value sensitivity analysis

A 10 percent strengthening/weakening of the AUD against the USD at 31 December 2013 would have increased/decreased profit and loss after tax by $1.592 million and increased/decreased equity by $1.095 million. This analysis assumes that all other variables remain constant.

(e)               Fair values

The fair values of financial assets and liabilities, together with the carrying amounts shown in the balance sheet, are as follows:

	Carrying amount 2013 $’000	Fair value 2013 $’000

Cash and cash equivalents	103,464	103,464
Trade and other receivables	17,830	17,830
Foreign currency derivatives	(4)	(4)
Trade and other payables	(15,660)	(15,660)
Lease liabilities	(1,230)	(1,230)
	104,400	104,400

Notes to the financial statements

For the period from 26 March 2013 to 31 December 2013

20               Commitments

(a)              Capital commitments

31 Dec 2013
A$’000

Contracted but not provided for and payable:
Within one year	1,536

(b)              Mining tenement expenditure commitments

31 Dec 2013
A$’000

Contracted but not provided for and payable:
Within one year	1,184
One year or later and no later than five years	4,682
Later than five years	9,358
15,224

The Group has certain statutory obligations to undertake a minimum level of expenditure in order to maintain rights of tenure to its mining licenses. These obligations are expected to be fulfilled in the normal course of operations of the Group to avoid forfeiture of any tenement.

(c)               Joint venture concession commitments

31 Dec 2013
A$’000

Contracted but not provided for and payable:
Within one year	273
One year or later and no later than five years	1,100
Later than five years	—
1,373

SALA has certain statutory obligations to undertake a minimum level of expenditure in order to maintain the lithium concessions currently held. These obligations are expected to be fulfilled to avoid forfeiture of any tenement for at least the next 5 years as no development is anticipated during this time.

(d)              Operating lease commitments

31 Dec 2013
A$’000
Contracted but not provided for and payable:
Within one year	632
One year or later and no later than five years	1,251
Later than five years	2
1,885

The Group has contracted for the use of various items of plant and equipment as required from time to time. The Group has also entered into agreements for the use of office space and storage facilities.

Notes to the financial statements

For the period from 26 March 2013 to 31 December 2013

21          Cash and cash equivalents

	Note	31 Dec 2013 A$’000
Bank balances		13,463
Term deposits	(i)	90,001
		103,464

(i)            Included in term deposits are deposits that have an original maturity date of longer than 3 months but less than 6 months.

(a)         Reconciliation of cash flows from operating activities

26 Mar 2013 to 31 Dec 2013 A$’000

Cash flows from operating activities

Loss after tax	(30,455)

Adjustments for:
Depreciation and amortisation	11,141
Business combination expenses	33,779
Net (gain) / loss on the disposal of property, plant and equipment	(152)
Increase in deferred waste mining	(2,947)
Unwind of discount on rehabilitation provision	538
Borrowing cost expense	156
Net unrealised (gain) / loss on foreign exchange derivatives through profit & loss	1,137
Net realised foreign exchange (gain) / loss on non-operating items	(730)
Net unrealised foreign exchange (gain) / loss	(829)
Income tax expense / (benefit)	1,348
12,983
(Increase) / decrease in trade and other receivables	10,730
(Increase) / decrease in other assets	1,637
(Increase) / decrease in inventories	30,382
Increase / (decrease) in trade and other payables	(1,257)
Increase / (decrease) in employee provisions	1,300
Net cash from operating activities	55,778

Notes to the financial statements

For the period from 26 March 2013 to 31 December 2013

22          Group entities

Significant subsidiaries

	Note	Country of incorporation	Ownership interest 2013%
Windfield Finco Pty Ltd		Australia	100
Talison Lithium Pty Ltd		Australia	100
Talison Minerals Pty Ltd		Australia	100
Talison Services Pty Ltd		Australia	100
Talison Long Term Incentive Plan Trust	(i)	Australia	—
Talison Lithium Australia Pty Ltd		Australia	100
Talison Lithium (MCP) Pty Ltd		Australia	100
Talison Lithium (Canada) Inc		Canada	100
Inversiones SLI Chile Limitada		Chile	100

(i)            Although the Company does not hold any ownership interest in the Talison Long Term Incentive Plan Trust, it is able to govern the financial and operating policies of the trust in accordance with the trust deed.

23          Events occurring after the balance sheet date

On 12 March 2014, the 363,593,825 Convertible Notes that were outstanding were converted on a 1 for 1 basis to Non-Voting Class A Ordinary Shares.

On 28 May 2014, following the receipt of regulatory approvals, the Company’s ultimate parent company, Chengdu Tianqi Industry Group (“Tianqi”) completed a joint venture (“JV”) transaction with Rockwood Holdings, Inc. (NYSE: ROC) , which resulted in Rockwood acquiring a 49% ownership interest in Windfield and the remaining 51% being held by Sichuan Tianqi Lithium Industries Inc, an associated company of Tianqi.

Other than the matters discussed, there has not arisen in the interval between the end of the financial year and the date of this report any item, transaction or event of a material and unusual nature likely, in the opinion of the directors of the Company, to affect significantly the operations of the Group, the results of those operations, or the state of affairs of the Group, in future financial years.

24          Significant Accounting Policies

The accounting policies set out below have been applied consistently to all periods presented in these consolidated financial statements, and have been applied consistently by Group entities.

(a)         Basis of consolidation

(i)            Business combinations

The Group accounts for business combinations using the acquisition method when control is transferred to the Group. Control is the power to govern the financial and operating policies of an entity so as to obtain benefits from its activities.

The Group measures goodwill at acquisition date as:

•                  the fair value of the consideration transferred; plus

•                  the net recognized amount (generally fair value) of the identifiable assets acquired and liabilities assumed.

Any goodwill that arises is tested annually for impairment. Any gain on a bargain purchase is recognized in profit or loss immediately. Transaction costs are expensed as incurred, except if related to the issue of debt or equity securities.

The consideration transferred does not include amounts related to the settlement of pre-existing relationships. Such amounts are generally recognized in profit or loss.

(ii)        Subsidiaries

Subsidiaries are entities controlled by The Group. The financial statements of the subsidiaries are included in the consolidated financial statements from the date that control commences until the date control ceases.

Notes to the financial statements

For the period from 26 March 2013 to 31 December 2013

(iii)    Investments in jointly controlled entities (equity accounted investees)

The Groups’ interest in equity accounted investees comprises an interest in a joint venture. A joint venture is an arrangement in which the Group has joint control and the Group has rights to the nets assets of the arrangement, rather than rights to its assets and obligations for its liabilities. Jointly controlled entities are those entities whose activities the Group has joint control, established by contractual agreement and requiring unanimous consent for strategic financial and operating decisions.

Investments in jointly controlled entities are accounted for under the equity method and are initially recognized at cost. The cost of the investment includes transaction costs.

The consolidated financial statements include the Group’s share of the profit or loss and other comprehensive income of equity accounted interests from the date joint control commences until the date that joint control ceases.

(iv)      Transactions eliminated on consolidation

Intra-group balances and transactions, and any unrealised gains and losses or income and expenses arising from intra-group transactions, are eliminated in preparing the consolidated financial statements. Unrealised gains arising from transactions with equity accounted investees are eliminated against the investment to the extent of the Group’s interest in the investee. Unrealised losses are eliminated in the same way as unrealized gains, but only to the extent that there is no evidence of impairment.

(b)         Foreign currency

(i)            Foreign currency transactions and balances

Foreign currency transactions are translated into the functional currency using the exchange rates prevailing at the dates of the transactions. Foreign exchange gains and losses resulting from the settlement of such transactions and from the translation at year-end exchange rates of monetary assets and liabilities denominated in foreign currencies are recognised in the income statement.

(ii)        Foreign operations

The assets and liabilities of foreign operations are translated to the functional currency at exchange rates at the reporting date. The income and expenses of foreign operations are translated to A$ at exchange rates at the dates of the transactions. Foreign currency differences are recognised in other comprehensive income, and presented in the foreign currency translation reserve (translation reserve) in equity. When the settlement of a monetary item receivable from or payable to a foreign operation is neither planned nor likely in the foreseeable future, foreign exchange gains and losses arising from such a monetary item are considered to form part of a net investment in a foreign operation and are recognised in other comprehensive income, and are presented in the translation reserve in equity.

(c)          Revenue recognition

Revenue is measured at the fair value of the consideration received or receivable. Amounts disclosed as revenue are net of returns and trade allowances.

Amounts are recognised as sales revenue when there has been a passing of risk to a customer, and:

•                  the product is in a form suitable for delivery and no further processing is required by, or on behalf of, the Group;

•                  the quantity, quality and selling price of the product can be determined with reasonable accuracy; and

•                  the product has been despatched to the customer and is no longer under the physical control of the Group or the customer has formally acknowledged legal ownership of the product including all inherent risks, albeit that the product may be stored in facilities the Group controls.

(d)         Financial income and expense

Financial income and expense includes:

•                  interest income;

•                  interest expense;

•                  the foreign currency gain or loss on financial assets and liabilities;

•                  gains and losses on hedging instruments that are not considered effective for hedge accounting; and

•                  unwind of discount of rehabilitation and restoration provision.

Interest income or expense is recognised in profit or loss using the effective interest method.

Notes to the financial statements

For the period from 26 March 2013 to 31 December 2013

(e)          Income tax

Income tax expense comprises current and deferred tax. Income tax expense is recognised in profit or loss except to the extent that it relates to items recognised directly in equity, in which case it is recognised in equity.

Current tax is the expected tax payable on the taxable income for the period, using tax rates enacted or substantively enacted at the reporting date, and any adjustment to tax payable in respect of previous periods.

Deferred tax is recognised using the balance sheet method, providing for temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for taxation purposes. Deferred tax is not recognised for the following temporary differences: the initial recognition of assets or liabilities in a transaction that is not a business combination and that affects neither accounting nor taxable profit, and differences relating to investments in subsidiaries and jointly controlled entities to the extent that it is probable that they will not reverse in the foreseeable future. In addition, deferred tax is not recognised for taxable temporary differences arising on the initial recognition of goodwill. Deferred tax is measured at the tax rates that are expected to be applied to the temporary differences when they reverse, based on the laws that have been enacted or substantively enacted by the reporting date.

Deferred tax assets and liabilities are offset if there is a legally enforceable right to offset current tax liabilities and assets and they relate to income taxes levied by the same tax authority on the same taxable entity, or on different tax entities, but they intend to settle current tax liabilities and assets on a net basis or their tax assets and liabilities will be realised simultaneously.

A deferred tax asset is recognised to the extent that it is probable that future taxable profits will be available against which the temporary difference can be utilised. Deferred tax assets are reviewed at each reporting date and are reduced to the extent that it is no longer probable that the related tax benefit will be realised.

Tax consolidation

The Company and its wholly-owned Australian resident entities are part of a tax-consolidated group. The implementation date of the tax consolidation system for the tax-consolidated group was 18 February 2013, and the wholly-owned Australian resident Talison Group entities joined the tax-consolidated group on 26 March 2013. As a consequence, all members of the tax-consolidated group are taxed as a single entity. The head entity within the tax-consolidated group is Windfield Holdings Pty Ltd.

Nature of tax funding arrangement and tax sharing agreements

The Company, in conjunction with other members of the tax-consolidated group, has entered into a tax funding arrangement which sets out the funding obligations of members of the tax-consolidated group in respect of tax amounts. The tax funding arrangements require payments to/ from the head entity equal to the current tax liability (asset) assumed by the head entity and any tax-loss deferred tax asset assumed by the head entity. The inter-entity payable (receivable) is at call.

Contributions to fund the current tax liabilities are payable as per the tax funding arrangement and reflect the timing of the head entity’s obligation to make payments for tax liabilities to the relevant tax authorities.

The Company, in conjunction with other members of the tax-consolidated group, has also entered into a tax sharing agreement. The tax sharing agreement provides for the determination of the allocation of income tax liabilities between the entities should the head entity default on its tax payment obligations. No amounts have been recognized in the financial statements in respect of this agreement as payment of any amounts under the tax sharing agreement is considered remote.

(f)           Goods and services tax

Revenue, expenses and assets are recognised net of the amount of goods and services tax (“GST”), except where the amount of GST incurred is not recoverable from the taxation authority. In these circumstances, the GST is recognised as part of the cost of acquisition of the asset or as part of the expense.

Receivables and payables are stated with the amount of GST included. The net amount of GST recoverable from, or payable to, the Australian Taxation Office (“ATO”) is included as a current asset or liability in the balance sheet.

Cash flows are included in the statement of cash flows on a gross basis. The GST components of cash flows arising from investing and financing activities which are recoverable from, or payable to, the ATO are classified as operating cash flows.

(g)         Cash and cash equivalents

For cash flow statement presentation purposes, cash and cash equivalents includes cash on hand, deposits held at call with financial institutions, other short-term, highly liquid investments with original maturities of six months or less that are readily convertible to known amounts of cash and which are subject to an insignificant risk of changes in value, and bank overdrafts. Bank overdrafts are shown within interest-bearing liabilities in current liabilities on the balance sheet.

Notes to the financial statements

For the period from 26 March 2013 to 31 December 2013

(h)         Inventories

Finished goods and work in progress inventories are valued at the lower of cost and net realisable value.

Costs represent weighted average cost and include direct costs and an appropriate portion of fixed and variable overhead expenditure, including depreciation and amortisation.

Net realisable value is the amount estimated to be obtained from the sale of the item of inventory in the normal course of business, less any anticipated costs to be incurred prior to its sale.

Consumable stores are valued at weighted average cost.

Obsolete or damaged inventories are valued at net realisable value. A regular and ongoing review is undertaken to establish the extent of surplus items, and a provision is made for any potential loss on their disposal.

(i)            Property, plant and equipment

Land is shown at historical cost, and is not depreciated. All other property, plant and equipment are stated at historical cost less depreciation. Historical cost includes expenditure that is directly attributable to the acquisition of the items.

Subsequent costs are included in the asset’s carrying amount or recognised as a separate asset, as appropriate, only when it is probable that future economic benefits associated with the item will flow to the Group and the cost of the item can be measured reliably. All other repairs and maintenance are charged to the income statement during the financial period in which they are incurred.

Mine specific property, plant, machinery and equipment refers to plant, machinery and equipment for which the economic useful life cannot extend beyond the life of its host mine.

Depreciation is charged to the income statement on a straight-line basis over the estimated useful lives of each part of an item of non-mine specific property, plant and equipment. Mine specific plant, machinery and equipment are depreciated over the life of the economically recoverable reserves (using the units of production method), unless the reducing balance depreciation percentage calculated is less than 5.0% per annum in which case 5.0% is used. Mining property and development assets including deferred waste mining costs are depreciated over the life of economically recoverable reserves (using the units of production method). The estimated useful lives in the current period are as follows:

		Depreciation Percentage

• Mine specific property, plant, machinery and equipment	the shorter of the applicable remaining mine or asset life with a minimum depreciation percentage of 5.0% per annum	5.0%

• Mine property and development	the applicable remaining mine life	1.6%

• Other non-mine specific plant and equipment	the asset life	15.0% to 37.5%

Each item’s economic life has due regard both to its own physical life limitations and to present assessments of economically recoverable reserves of the mine property at which the item is located, and to possible future variations in those assessments.

The reserves, life of mine and the remaining useful life of each class of asset are reassessed at regular intervals and the depreciation/amortisation rates adjusted accordingly.

(j)            Intangible assets

(i)            Research and development

Expenditure on research activities, undertaken with the prospect of gaining new scientific or technical knowledge and understanding, is recognised in profit or loss as incurred.

Development activities involve a plan or design for the production of new or substantially improved products and processes. Development expenditure is capitalized only if development costs can be measured reliably, the product or process is technically and commercially feasible, future economic benefits are probable, and the Company intends to and has sufficient resources to complete development and to use or sell the asset. The expenditure capitalised includes the cost of materials, direct labour, overhead costs that are directly attributable to preparing the asset for its intended use, and capitalised borrowing costs. Other development expenditure is recognized in profit or loss as incurred.

Notes to the financial statements

For the period from 26 March 2013 to 31 December 2013

Capitalised development expenditure is measured at cost less any accumulated amortisation and accumulated impairment losses.

(ii)        Subsequent expenditure

Subsequent expenditure is capitalised only when it increases the future economic benefits embodied in the specific asset to which it relates. All other expenditure is recognized in profit or loss as incurred.

(iii)    Amortisation

Amortisation is calculated to write off the cost of intangible assets less their estimated residual values using the straight-line method over their estimated useful lives, and is recognised in profit or loss.

The estimated useful lives are as follows:

• Software	10 years

Amortisation methods, useful lives and residual values are reviewed at each reporting date and adjusted if appropriate.

(k)         Exploration and evaluation expenditure

Exploration and evaluation expenditure is accumulated separately for each area of interest in accordance with IFRS 6 Exploration and Evaluation of Mineral Resources. Such expenditure comprises net direct costs and an appropriate portion of related overhead expenditure.

Expenditure is carried forward when incurred in areas for which the Group has rights of tenure and where economic mineralisation is indicated, but activities have not yet reached a stage which permits a reasonable assessment of the existence or otherwise of economically recoverable reserves and active and significant operations in relation to the area are continuing. Each such project is regularly reviewed. If the project is abandoned or if it is considered unlikely the project will proceed to development, accumulated costs to that point are written off immediately.

Identifiable exploration assets acquired from another mining company are recognised as assets at their cost of acquisition, as determined by the requirements of IFRS 3 Business Combinations.

Projects are advanced to development status when it is expected that accumulated and future expenditure can be recouped through project development or sale.

All the above expenditure is carried forward up to commencement of operations at which time it is amortised in accordance with the policy stated in Note 24(i).

(l)            Financial instruments

(i)            Non-derivative financial assets and liabilities — recognition and derecognition

The Group initially recognises loans and receivables and debt securities on the date when they are originated. All other financial assets and financial liabilities are recognised on the trade date.

The Group derecognises a financial asset when the contractual rights to the cash flows from the asset expire, or it transfers the rights to receive the contractual cash flows on the financial asset in a transaction which substantially all the risks and rewards of ownership of the financial asset are transferred. Any interest in transferred financial assets that is created or retained by the Group is recognised as a separate asset or liability.

Financial assets and liabilities are offset and the net amount presented in the statement of financial position when, and only when, the Group has a legal right to offset the amounts and intends either to settle on a net basis or to realise the asset and settle the liability simultaneously.

(ii)        Non-derivative financial assets — measurement

Loans and receivables

Loans and receivables are financial assets with fixed or determinable payments that are not quoted in an active market. They arise when the Group provides money, goods or services directly to a debtor with no intention of selling the receivable. Such assets are recognised initially at fair value plus any directly attributable transaction costs. Subsequent to initial recognition, loans and receivables are measured at amortised cost using the effective interest method, less any impairment losses.

(iii)    Non-derivative financial liabilities — measurement

Non-derivative financial liabilities are recognised initially at fair value less any directly attributable transaction costs. Subsequent to initial recognition, these financial liabilities are measured at amortised cost using the effective interest rate method.

Notes to the financial statements

For the period from 26 March 2013 to 31 December 2013

(iv)      Share capital

Ordinary shares

Ordinary shares are classified as equity. Incremental costs directly attributable to the issue of ordinary shares and share options are recognised as a deduction from equity, net of any tax effects.

Convertible notes

The Group’s convertible notes are convertible only into Class A non-voting ordinary shares and are classified as equity. The convertible notes do not contain any obligations to deliver cash or other financial assets and do not require settlement in a variable number of the Group’s equity instrument. The note holders have no redemption rights and are only entitled to receive interest equal to the dividends and other distributions made by the Group on a non-voting share that is fully paid.

(v)          Derivative financial instruments, including hedge accounting

The Group holds derivative financial instruments to hedge its foreign currency exposure.

The Group has applied IAS 39 Financial Instruments: Recognition & Measurement when designating these instruments as hedges of highly probable forecast foreign currency transactions (cash flow hedges).

On initial designation of a hedge, the Group formally documents the relationship between the hedging instrument(s) and hedged item(s), including the risk management objectives and strategy in undertaking the hedge transaction, together with the methods that will be used to assess the effectiveness of the hedging relationship. The Group makes an assessment, both at the inception of the hedge relationship as well as on an ongoing basis, on whether the hedging instruments are expected to be “highly effective” in offsetting the changes in the cash flows of the respective hedged items during the period for which the hedge is designated, and whether the actual results of each hedge are within a range of 80-125 percent. For a cash flow hedge of a forecast transaction, the transaction should be highly probable to occur and should present an exposure to variations in cash flows that could ultimately affect reported net income.

Changes in the fair value of the derivative hedging instrument designated as a cash flow hedge are recognised in other comprehensive income to the extent the hedge is effective. To the extent that the hedge is ineffective, changes in fair value are recognised immediately in the income statement.

If the hedging instrument no longer meets the criteria for hedge accounting, expires or is sold, terminated or exercised, or the designation is revoked then hedge accounting is discontinued prospectively. The cumulative gain or loss previously recognised in other comprehensive income and presented in the hedging reserve in equity remains there until the forecast transaction impacts the income statement, at which point the cumulative gain or loss is released to the income statement. If the forecast transaction is no longer expected to occur, then the balance in other comprehensive income is recognised immediately in the income statement.

(m) Impairment

(i)            Non-derivative financial assets

A financial asset not carried at fair value through profit or loss is assessed at each reporting date to determine whether there is any objective evidence that it is impaired. A financial asset is impaired if objective evidence indicates that a loss event has occurred after the initial recognition of the asset, and that the loss event had a negative effect on the estimated future cash flows of that asset that can be estimated reliably.

An impairment loss in respect of a financial asset measured at amortised cost is calculated as the difference between its carrying amount, and the present value of the estimated future cash flows discounted at the asset’s original effective interest rate. Losses are recognised in profit or loss and reflected in an allowance account against receivables. Interest on the impaired asset continues to be recognised through the unwinding of the discount. When a subsequent event causes the amount of impairment loss to decrease, the decrease in impairment loss is reversed through profit or loss.

(ii)        Non-financial assets

The carrying amounts of the Company’s non-financial assets, other than inventories, exploration and evaluation assets and deferred tax assets, are reviewed at each reporting date to determine whether there is any indication of impairment. If any such indication exists then the asset’s recoverable amount is estimated.

Notes to the financial statements

For the period from 26 March 2013 to 31 December 2013

The recoverable amount of an asset or cash-generating unit (“CGU”) is the greater of its value in use and its fair value less costs to sell. In assessing value in use, the estimated future cash flows are discounted to their present value using a pre-tax discount rate that reflects current market assessments of the time value of money and the risks specific to the asset. For the purpose of impairment testing, assets that cannot be tested individually are grouped together into the smallest group of assets that generates cash inflows from continuing use that are largely independent of the cash inflows of other assets or groups of assets (the “cash-generating unit”). The Company’s corporate assets do not generate separate cash inflows. If there is an indication that a corporate asset may be impaired, then the recoverable amount is determined for the CGU to which the corporate asset belongs.

An impairment loss is recognised if the carrying amount of an asset or its CGU exceeds its recoverable amount. Impairment losses are recognised in profit or loss. Impairment losses recognised in respect of CGUs are allocated first to reduce the carrying amount of any goodwill allocated to the units and then to reduce the carrying amounts of the other assets in the unit (group of units) on a pro rata basis.

(iii)    Exploration and evaluation assets

Exploration and evaluation assets are tested for impairment when facts and circumstances suggest that the carrying amount of an exploration and evaluation asset may exceed its recoverable amount, for example:

•                  The term of exploration licence in the specific area of interest has expired during the reporting period or will expire in the near future, and is not expected to be renewed;

•                  Substantive expenditure on further exploration for and evaluation of mineral resources in the specific area are not budgeted nor planned;

•                  Exploration for and evaluation of mineral resources in the specific area have not led to the discovery of commercially viable quantities of mineral resources and the decision was made to discontinue such activities in the specified area; or

•                  Sufficient data exists to indicate that, although a development in the specific area is likely to proceed, the carrying amount of the exploration and evaluation assets is unlikely to be recovered in full from successful development or by sale.

Where a potential impairment is indicated, an assessment of recoverable amount is performed for each CGU which is no larger than the area of interest. The recoverable amount of a CGU is the greater of its value in use and its fair value less costs to sell. An impairment loss is recognised if the carrying amount of a CGU exceeds its recoverable amount. Impairment losses are recognised in profit or loss.

(n)         Provisions

A provision is recognised if, as a result of a past event, the Group has a present legal or constructive obligation that can be estimated reliably and it is probable that an outflow of economic benefits will be required to settle the obligation. Provisions are determined by discounting the expected future cash flows at a pre-tax rate that reflects current market assessments of the time value of money and the risks specific to the liability.

(o)         Employee benefits

(i)            Short-term employee benefits

Liabilities for wages and salaries, including non-monetary benefits and annual leave expected to be settled within 12 months of the reporting date, are recognised in current liabilities. A liability is recognised for the amount expected to be paid under a short-term incentive scheme if the Group has a present legal or constructive obligation to pay this amount as a result of past services provided by the employee, and the obligation can be estimated reliably.

(ii)        Long-term employee benefits

The liability for long service leave is recognised in the provision for employee benefits and measured as the present value of expected future payments to be made in respect of services provided by employees up to the reporting date. Consideration is given to expected future wage and salary levels, experience of employee departures and periods of service. Expected future payments are discounted using market yields at the reporting date on government bonds with terms to maturity that match, as closely as possible, the estimated future cash outflows. A liability is recognised for the amount expected to be paid under a long-term incentive scheme if the Group has a present legal or constructive obligation to pay this amount as a result of past services provided by the employee, and the obligation can be estimated reliably.

Notes to the financial statements

For the period from 26 March 2013 to 31 December 2013

(iii)    Defined contribution plans

A defined contribution plan is a post-employment benefit plan under which an entity pays contributions into a separate entity and will have no legal or constructive obligation to pay future amounts. Obligations for contributions to defined contribution plans are recognised as an employee benefit expense in profit or loss in the periods during which services are rendered by the employees.

(p)         Rehabilitation and mine closure costs

The Group has obligations to dismantle, remove, restore and rehabilitate certain items of property, plant and equipment.

Under IAS 16 Property, Plant and Equipment, the cost of an asset must include any estimated costs of dismantling and removing the asset and restoring the site on which it is located. The capitalised rehabilitation and mine closure costs are depreciated (along with the other costs included in the asset) over the asset’s useful life. The depreciation expense is included in the cost of sales of goods.

IAS 37 Provisions, Contingent Liabilities and Contingent Assets requires a provision to be raised for the present value of the estimated cost of settling the rehabilitation and restoration obligations existing at balance date. Those costs that relate to rehabilitation and restoration obligations arising from the production process are recognised in production costs. The estimated costs are discounted using a pre-tax discount rate that reflects the time value of money. The discount rate must not reflect risks for which future cash flow estimates have been adjusted.

As the value of the provision represents the discounted value of the present obligation to restore, dismantle and rehabilitate, the increase in the provision due to the passage of time is recognised within borrowing costs. This borrowing cost is excluded from the cost of sales of goods.

Estimates are required to determine the level of undiscounted rehabilitation and closure costs for the Group. In addition, an estimate of the life of mine is required to determine the period over which the undiscounted costs are required to be discounted. The life of mine has been estimated to be approximately 23 years as at 31 December 2013 based on the estimate of mineable reserves updated as at 30 September 2012 and the anticipated rate of production. This is the period over which the rehabilitation and closure provision is discounted. The life of mine is subject to change should the mineable reserves and the anticipated rate of production change in the future.

(q)         Deferred waste mining costs

In accordance with IFRIC 20, expenditure incurred to remove overburden or waste material in an open pit mine, that is mined in a period at a rate that is in excess of the life of mine strip ratio for the particular open pit is recognized as a non-current asset within Property, Plant and Equipment where the following criteria are met:

•                  it is probable that the future economic benefit (improved access to the ore body) associated with the stripping activity will flow to the entity;

•                  the Group can identify the component of the ore body for which access has been improved; and

•                  the costs relating to the stripping activity associated with that component can be measured reliably.

The deferred waste mining costs are amortised in accordance with the policy stated in Note 24(i). Changes in estimates of average life of mine strip ratios are accounted for prospectively. For the purpose of assessing impairment, deferred waste mining is grouped with other assets of the relevant cash generating unit.

(r)          Leases

(i)            Determining whether an arrangement contains a lease

At inception of an arrangement, the Group determines whether the arrangement is or contains a lease.

At inception or on reassessment of an arrangement that contains a lease, the Group separates payments and other consideration required by the arrangement into those for the lease and those for other elements on the basis of their relative fair values. If the Group concludes for a finance lease that it is impracticable to separate the payment reliably, the asset and a liability are recognised at an amount equal to the fair value of the underlying asset; subsequently, the liability is reduced as payments are made and an imputed finance cost on the liability is recognised using the Group’s incremental borrowing rate.

Notes to the financial statements

For the period from 26 March 2013 to 31 December 2013

(ii)        Leased assets

Leases in terms of which the Group assumes substantially all the risks and rewards of ownership are classified as finance leases. Upon initial recognition the leased asset is measured at an amount equal to the lower of its fair value and the present value of the minimum lease payments. Subsequent to initial recognition, the asset is accounted for in accordance with the accounting policy applicable to that asset. Other leases are operating leases and are not recognised on the Group’s balance sheet.

(iii)    Lease payments

Payments made under operating leases are recognised in profit or loss on a straight-line basis over the term of the lease. Minimum lease payments made under finance leases are apportioned between the finance expense and the reduction of the outstanding liability. The finance expense is allocated to each period during the lease term so as to produce a constant periodic rate of interest on the remaining balance of the liability.

(s)           Maintenance and repairs

Certain items of plant used in the primary extraction, separation and secondary processing of the extracted minerals are subject to major overhaul on a cyclical basis. Costs incurred during such overhauls are characterised as either in the nature of capital or in the nature of repairs and maintenance. Work performed may involve:

i)                 the replacement of a discrete sub-component asset, in which case an asset addition is recognised and the book value of the replaced item is written off; and

ii)              demonstrably extending the useful life or functionality of an existing asset, in which case the relevant cost is added to the capitalised cost of the asset in question.

Costs incurred during a major cyclical overhaul which do not constitute (i) or (ii) above, are written off as repairs and maintenance as incurred. Costs qualifying for capitalisation under (i) or (ii) above are subsequently depreciated in accordance with Note 24(i). General repairs and maintenance which are not characterised as part of a major cyclical overhaul are expensed as incurred.

(t)            Rounding of amounts

The Group is of a kind referred to in ASIC Class Order 98/100 dated 10 July 1998 and in accordance with that Class Order, all financial information presented in Australian dollars has been rounded off to the nearest thousand dollars, unless otherwise stated.

(u)         New standards and interpretations not yet adopted

A number of new standards, amendments to standards and interpretations are effective for periods beginning after 26 March 2013, and have not been early adopted in preparing these consolidated financial statements. None of these are expected to have a significant effect on the consolidated financial statements of the Group, except for: IFRS 9 Financial Instruments, which becomes mandatory for the Group’s 2018 consolidated financial statements and could change the classification and measurement of financial assets. The Group does not plan to adopt IFRS 9 early and the extent of the impact has not been determined.

25          Critical accounting estimates and judgements

Estimates and judgements are continually evaluated and are based on historical experience and other factors, including expectations of future events that are believed to be reasonable under the circumstances.

The Group makes estimates and assumptions concerning the future. The resulting accounting estimates will, by definition, seldom equal the related actual results. The estimates and assumptions that have a significant risk of causing a material adjustment to the carrying amounts of assets and liabilities within the next financial year are the same as those applied by the Group in its consolidated financial statements as at and for the period ended 31 December 2013.

Notes to the financial statements

For the period from 26 March 2013 to 31 December 2013

(a)         Deferred waste mining costs

The Group capitalises the costs associated with the removal of waste rock using a life of mine waste-to-ore strip ratio. Costs of mining of waste rock, in excess of the life of mine waste-to-ore strip ratio, are accumulated and classified as property, plant and equipment. Significant judgement is required in determining the life of mine strip ratio. Factors that will affect this ratio include future changes in pit design, cost structures, product price changes and grade recoveries against modelled grades. When these factors change or become known in the future, such differences will impact the deferred stripping costs in property, plant and equipment in the period in which they change or become known.

(b)         Rehabilitation and mine closure provisions

As set out in Note 24(p), these provisions represent the discounted value of the present obligation to restore, dismantle and rehabilitate certain items of property, plant and equipment. The discounted value reflects a combination of the Group’s assessment of the cost of performing the work required, the timing of the cash flows and the discount rate. A change in any, or a combination, of the three key assumptions used to determine the provisions could have a material impact to the carrying value of the provision.

In the case of provisions for assets which remain in use, adjustments to the carrying value of the provision are offset by a change in the carrying value of the related asset. Where the provisions are for assets no longer in use or for obligations arising from the production process, the adjustment is reflected directly in the Consolidated Statement of Profit or Loss.

(c)          Reserves and resources

Reserves are estimates of the amount of mineral product that can be economically extracted from the Group’s properties. In order to calculate reserves, estimates and assumptions are required about a range of geological, technical and economic factors, including quantities, grades, production techniques, recovery rates, production costs, future capital requirements, short and long term commodity prices and exchange rates.

Estimating the quantity and/or grade of reserves requires the size, shape and depth of ore bodies to be determined by analysing geological data. This process may require complex and difficult geological judgements and calculations to interpret the data.

The Group determines and reports ore reserves under the Australian Code for Reporting of Mineral Resource and Ore Reserves December 2004, known as the JORC Code. The JORC Code requires the use of reasonable investment assumptions to calculate reserves. Due to the fact that economic assumptions used to estimate reserves change from period to period, and geological data is generated during the course of operations, estimates of reserves may change from period to period. Changes in reported reserves may affect the Group’s financial results and financial position in a number of ways, including:

•                  Asset carrying values may be impacted due to changes in estimated future cash flows.

•                  Depreciation and amortisation charged in the income statement may change where such charges are calculated using the units of production basis.

•                  Decommissioning, site restoration and environmental provisions may change where changes in estimated reserves alter expectations about the timing or cost of these activities.

Depreciation and amortisation of mining assets is prospectively adjusted, based on these changes.

Directors’ declaration

1                 In the opinion of the directors of Windfield Holdings Pty Ltd (‘the Company’):

(a)         the financial statements and notes set out on pages 2 to 31 present fairly the Group’s financial position as at 31 December 2013 and its performance for the financial period ended on that date; and

(b)         there are reasonable grounds to believe that the Company will be able to pay its debts as and when they become due and payable.

2                 The directors draw attention to Note 2 to the consolidated financial statements which includes a statement of compliance with International Financial Reporting Standards.

Signed in accordance with a resolution of the directors:

/s/ Vivian Wu
Vivian Wu
Director

Perth
Dated: 31 July 2014

Independent Auditors’ Report

The Board of Directors

Windfield Holdings Pty Ltd

We have audited the accompanying consolidated financial statements of Windfield Holdings Pty Ltd and its subsidiaries, which comprise the consolidated statements of financial position as of December 31, 2013, and the related consolidated statements of profit or loss and comprehensive income, changes in equity, and cash flows for the period March 26, 2013 to December 31, 2013, and the related notes to the consolidated financial statements.

Management’s Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these consolidated financial statements in accordance with International Financial Reporting Standards as issued by the International Accounting Standards Board; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

Auditors’ Responsibility

Our responsibility is to express an opinion on these consolidated financial statements based on our audit. We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. The procedures selected depend on the auditors’ judgment, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our opinion.

Opinion

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Windfield Holdings Pty Ltd and its subsidiaries as of December 31, 2013 and the results of their operations and their cash flows for the period March 26, 2013 to December 31, 2013 in accordance with International Financial Reporting Standards as issued by the International Accounting Standards Board.

/s/ KPMG
KPMG
Perth, Australia
31 July 2014

KPMG, an Australian partnership and a member firm of the KPMG network of independent member firms affiliated with KPMG International Cooperative (“KPMG International”), a Swiss entity.	Liability limited by a scheme approved under Professional Standards Legislation.

ROCKWOOD HOLDINGS, INC. UNAUDITED PRO FORMA

CONDENSED CONSOLIDATED FINANCIAL INFORMATION

The following unaudited pro forma condensed consolidated balance sheet and statements of operations are presented to illustrate the estimated effects of the acquisition by the Company of a 49% interest in Windfield. The unaudited pro forma condensed consolidated financial information is based on (i) the historical information of the Company, (ii) unaudited financial information of Talison prepared in accordance with International Financial Reporting Standards (“IFRS”) for the period from January 1, 2013 to March 25, 2013, (iii) audited financial statements of Windfield prepared in accordance with IFRS for the period from March 26, 2013 (the date Windfield acquired Talison) to December 31, 2013, and unaudited financial information of Windfield prepared in accordance with IFRS for the period from January 1, 2014 to March 31, 2014. Windfield was incorporated on September 21, 2012 and did not engage in operations prior to its acquisition of Talison.

The unaudited pro forma condensed consolidated balance sheet as of March 31, 2014 assumes the Company’s acquisition of a 49% interest in Windfield occurred on March 31, 2014. The unaudited pro forma condensed consolidated statements of operations for the year ended December 31, 2013 and the three months ended March 31, 2014 assumes the Company’s acquisition of a 49% interest in Windfield had occurred on January 1, 2013. The Company’s historical consolidated financial information presented herein should be read in conjunction with the audited consolidated financial statements and notes thereto appearing in the Company’s annual report on Form 10-K for the year ended December 31, 2013 and the unaudited condensed consolidated financial statements and notes thereto included in the Company’s quarterly report on Form 10-Q for the three months ended March 31, 2014.

The unaudited pro forma condensed consolidated financial information is for illustrative purposes only. Such information does not purport to be indicative of the financial condition and the results of operations that would have been achieved had the acquisition by the Company, of a 49% interest in Windfield, for which the Company is giving pro forma effect, actually occurred on the dates referred to above or the financial condition and the results of operations that may be expected in the future. Such information has been prepared based upon currently available information, including preliminary estimates of fair value of the underlying assets of the investment, and assumptions that the Company believes are reasonable. Such currently available information and assumptions may prove to be inaccurate over time.

ROCKWOOD HOLDINGS, INC. AND SUBSIDIARIES

PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET

MARCH 31, 2014

(Dollars in millions; shares in thousands)

(Unaudited)

	Rockwood			Pro Forma
	Historical	Adjustments		As Adjusted
ASSETS
Current assets:
Cash and cash equivalents	$1,460.6	$(512.7	)(a)	$947.9
Accounts receivable, net	251.4	—		251.4
Inventories	228.1	—		228.1
Deferred income taxes	49.7	—		49.7
Prepaid expenses and other current assets	53.9	—		53.9
Assets of discontinued operations	1,566.4	—		1,566.4
Total current assets	3,610.1	(512.7)		3,097.4
Property, plant and equipment, net	858.7	—		858.7
Goodwill	661.7	—		661.7
Other intangible assets, net	122.6	—		122.6
Deferred financing costs, net	17.2	—		17.2
Deferred income taxes	148.8	—		148.8
Investment in unconsolidated affiliates	35.5	512.7	(a)	548.2
Other assets	29.8	—		29.8
Total assets	$5,484.4	$—		$5,484.4
LIABILITIES
Current liabilities:
Accounts payable	$81.0	$—		$81.0
Income taxes payable	12.9	—		12.9
Accrued compensation	72.9	—		72.9
Accrued expenses and other current liabilities	104.2	—		104.2
Deferred income taxs	2.5	—		2.5
Long-term debt, current portion	10.3	—		10.3
Liabilities of discontinued operations	495.7	—		495.7
Total current liabilities	779.5	—		779.5
Long-term debt	1,284.4	—		1,284.4
Pension and related liabilities	267.8	—		267.8
Deferred income taxes	36.9	—		36.9
Other liabilities	102.9	—		102.9
Total liabilities	2,471.5	—		2,471.5
Commitments and Contingencies
Restricted stock units	16.1	—		16.1
EQUITY
Rockwood Holdings, Inc. stockholders’ equity:
Common stock ($0.01 par value, 400,000 shares authorized, 80,443 shares issued and 74,019 shares outstanding at March 31, 2014)	0.8	—		0.8
Paid-in capital	1,273.7	—		1,273.7
Accumulated other comprehensive loss	109.3	—		109.3
Retained earnings	1,868.6	—		1,868.6
Treasury stock, at cost (6,424 shares)	(408.6)	—		(408.6)
Total Rockwood Holdings, Inc. stockholders’ equity	2,843.8	—		2,843.8
Noncontrolling interest	153.0	—		153.0
Total equity	2,996.8	—		2,996.8
Total liabilities and equity	$5,484.4	$—		$5,484.4

Notes to Pro Forma Condensed Consolidated Balance Sheet (Unaudited)

1.  Pro Forma Assumptions and Adjustments:

(a)  The use of funds for the acquisition of a 49% interest in Windfield is as follows:

($ in millions)
Purchase price of acquisition (1)	$507.7
Estimated professional fees	5.0
Total	$512.7

(1)               Includes the original purchase price of $475.3 million plus an adjustment for estimated net cash of $39.2 million (as of March 31, 2014) and other customary adjustments. The total cash outflow presented will differ from the actual cash outflow as this pro forma balance sheet assumes the transaction took place as of March 31, 2014.

As part of the transaction, Rockwood Specialties Group GmbH, a wholly-owned subsidiary of Rockwood, granted Tianqi an option to purchase from 20% to 30% of the equity interests in Rockwood Lithium GmbH, which is a wholly-owned subsidiary of Rockwood Specialties Group GmbH. Rockwood Lithium GmbH controls the European and Asian arms of Rockwood’s global lithium business. The option is exercisable by Tianqi at any time through December 31, 2016 at an exercise price equal to the trailing 12-month EBITDA of Rockwood Lithium GmbH multiplied by 14, minus the debt of Rockwood Lithium GmbH, calculated based on the (indirect) portion of Rockwood Lithium GmbH that is subject to Tianqi’s purchase, subject to adjustments based on the financial condition of Rockwood Lithium GmbH at the time of exercise. The estimated value of this option is not material to the overall investment and is not included in the above pro forma condensed consolidated balance sheet.

ROCKWOOD HOLDINGS, INC. AND SUBSIDIARIES

PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

(Dollars in millions; except per share amounts; shares in thousands)

(Unaudited)

	Three months ended
	March 31, 2014
	Rockwood			Pro Forma
	Historical	Adjustments		As Adjusted
Net sales	$354.5	$—		$354.5
Cost of products sold	192.6	—		192.6
Gross profit	161.9	—		161.9
Selling, general and administrative expenses	108.6	—		108.6
Equity in earnings of unconsolidated affiliates	—	(1.7	)(a)	(1.7)
Restructuring and other severance costs	4.1	—		4.1
Operating income	49.2	1.7		50.9
Other expenses, net:
Interest expense, net	(14.2)	—		(14.2)
Foreign exchange loss on financing activities, net	(0.6)	—		(0.6)
Other, net	0.1	—		0.1
Other expenses, net	(14.7)	—		(14.7)
Income from continuing operations before taxes	34.5	1.7		36.2
Income tax provision	12.8	—		12.8
Income from continuing operations	$21.7	$1.7		$23.4

Basic earnings per share attributable to Rockwood Holdings, Inc. stockholders:
Earnings from continuing operations	$0.29			$0.32

Diluted earnings per share attributable to Rockwood Holdings, Inc. stockholders:
Earnings from continuing operations	$0.29			$0.31

Dividends declared per share of common stock	$0.45			$0.45

Weighted average number of basic shares outstanding	74,015			74,015
Weighted average number of diluted shares outstanding	74,878			74,878

Notes to Pro Forma Condensed Consolidated Statement of Operations (Unaudited)

1.  Pro Forma Assumptions and Adjustments:

(a)         Reconciliation of the Company’s equity in earnings of unconsolidated affiliates of Windfield from IFRS to accounting principles generally accepted in the United States of America (“U.S. GAAP”) for the three months ended March 31, 2014 is as follows:

Three months ended
($ in millions)	March 31, 2014
Net income	$4.9
U.S. GAAP adjustments, net of tax:
Exploration costs (1)	(0.1)
Deferred mining expenses (2)	(0.9)
Basis of accounting adjustments, net of tax:
Depreciation and amortization (3)	(0.5)
Pro forma Windfield net income	$3.4

Rockwood Holdings, Inc. interest (49%)	$1.7

(1) Exploration costs are capitalized under IFRS, but are expensed under U.S. GAAP.

(2) Mine stripping costs are capitalized under IFRS, but are expensed under U.S. GAAP.

(3) In connection with the Company’s acquisition of a 49% interest in Windfield, the property, plant and equipment have been recorded based upon preliminary estimates of fair values which exceed the net (depreciated) book value of these assets in the Windfield consolidated financial statements by $235.7 million. This represents the net effect on depreciation and amortization expense of this value step-up during the period, which primarily relates to mining rights which are depreciated based on the units of production method of accounting over the useful life of the asset.

Equity in earnings of unconsolidated affiliates is presented net of income tax.  The income taxes at the Windfield level are recorded at the Australian tax rate. Rockwood does not expect to incur additional income taxes on  earnings related to its 49% interest in Windfield.

Inventories acquired in an acquisition must be revalued to fair value, resulting in a reduction in earnings as the inventory is sold in the ordinary course of business. The Windfield net income includes $2.9 million of inventory basis step-up reversals from its acquisition of Talison in March 2013.

ROCKWOOD HOLDINGS, INC. AND SUBSIDIARIES

PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

YEAR ENDED DECEMBER 31, 2013

(Dollars in millions; except per share amounts; shares in thousands)

(Unaudited)

	Rockwood		Pro Forma
	Historical	Adjustments	As Adjusted
Net sales	$1,377.8	$—	$1,377.8
Cost of products sold	759.8	—	759.8
Gross profit	618.0	—	618.0
Selling, general and administrative expenses	401.8	—	401.8
Equity in earnings of unconsolidated affiliates	—	16.0 (a)	16.0
Gain on previously held equity interest	(16.0)	—	(16.0)
Restructuring and other severance costs	17.5	—	17.5
Asset write-downs and other	4.1	—	4.1
Operating income	210.6	(16.0)	194.6
Other expenses, net:
Interest expense, net	(82.3)	—	(82.3)
Loss on early extinguishment/modification of debt	(15.5)	—	(15.5)
Foreign exchange loss on financing activities, net	(67.1)	—	(67.1)
Other, net	(0.3)	—	(0.3)
Other expenses, net	(165.2)	—	(165.2)
Income from continuing operations before taxes	45.4	(16.0)	29.4
Income tax benefit	(10.0)	—	(10.0)
Income from continuing operations	$55.4	$(16.0)	$39.4

Basic earnings per share attributable to Rockwood Holdings, Inc. stockholders:
Earnings from continuing operations	$0.73		$0.52

Diluted earnings per share attributable to Rockwood Holdings, Inc. stockholders:
Earnings from continuing operations	$0.72		$0.51

Dividends declared per share of common stock	$1.70		$1.70

Weighted average number of basic shares outstanding	75,781		75,781
Weighted average number of diluted shares outstanding	77,390		77,390

Notes to Pro Forma Condensed Consolidated Statement of Operations (Unaudited)

1.  Pro Forma Assumptions and Adjustments:

(a)         For the calculation of the Company’s equity in earnings for the year ended December 31, 2013, the applicable financial information was derived from unaudited IFRS financial statements of Talison for the period from January 1, 2013 to March 26, 2013 and audited IFRS financial statements of Windfield for the period from March 26, 2013 (the date it acquired Talison) to December 31, 2013. Windfield was incorporated on September 21, 2012 and did not engage in operations prior to its acquisition of Talison on March 26, 2013. Reconciliation of the Company’s equity in earnings of unconsolidated affiliates from IFRS to U.S. GAAP for the year ended December 31, 2013 is as follows:

Year ended
($ in millions)	December 31, 2013
Net loss	(27.1)
U.S. GAAP adjustments, net of tax:
Exploration costs (1)	(0.4)
Deferred mining costs (2)	(2.4)
Basis of accounting adjustments, net of tax:
Depreciation and amortization (3)	(2.8)
Pro forma Windfield net loss	$(32.7)

Rockwood Holdings, Inc. interest (49%)	$(16.0)

(1) Exploration costs are capitalized under IFRS, but are expensed under U.S. GAAP.

(2) Mine stripping costs are capitalized under IFRS, but are expensed under U.S. GAAP.

(3) In the Company’s acquisition of a 49% interest in Windfield, the property, plant and equipment have been recorded based upon preliminary estimates of fair values which exceed the net (depreciated) book value of these assets in the Windfield financial statements by $235.7 million. This represents the net effect on depreciation and amortization expense of this value step-up during the period, which primarily relates to mining rights which are depreciated based on the units of production method of accounting over the useful life of the asset.

Equity in earnings of unconsolidated affiliates is presented net of income tax. The income taxes at the Windfield level are recorded at the Australian tax rate. Rockwood does not expect to incur additional income taxes on earnings related to its 49% interest in Windfield.

The Windfield net loss includes $29.0 million of stamp duty (transfer tax) and professional fees paid by Windfield to acquire Talison in March 2013, as well as $18.0 million of inventory basis step-up reversals from this acquisition.

The Pro forma Windfield net loss does not include $34.5 million of estimated net of tax inventory basis step-up reversals from Rockwood’s acquisition of a 49% interest in Windfield as of May 28, 2014, which are non-recurring and are expected to reverse within 12 months.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Rockwood Holdings, Inc.

By:	/s/ Simon Jones
	Name:	Simon Jones
	Title:	Vice President - Finance

Dated: August 4, 2014